Exhibit 99.1
Silicon Mountain Holdings, Inc.

4755 Walnut Street, Boulder, Colorado 80301 • (303) 938-1155
FOR RELEASE AT 8:00 AM, EDT
September 5, 2007
Z-Axis Corporation Acquires Silicon Mountain Memory, Incorporated and Changes Name
to Silicon Mountain Holdings, Inc.
Boulder, Colorado: September 5, 2007 — Silicon Mountain Holdings, Inc. (OTCBB: ZXIS), formerly Z-Axis Corporation, has acquired Silicon Mountain Memory, Incorporated in exchange for approximately 92.8% of the outstanding shares of the common stock of Silicon Mountain Holdings, Inc. The shares received in the transaction are restricted shares that may not be sold for at least one year unless they are covered by a registration statement that has become effective with the Securities and Exchange Commission, or unless another exemption from registration is available to the holder. The Board of Directors and management of Silicon Mountain Memory, Incorporated have become the Board of Directors and management of Silicon Mountain Holdings, Inc., which is formerly Z-Axis Corporation. The Company anticipates receiving a new trading symbol in the next few days.
Silicon Mountain Memory and VCI Vision Computers, Inc., its wholly-owned subsidiary focus on developing, assembling and marketing branded computer products direct to end users, and in developing branded computing solutions used in standard operating environments. Current information regarding the business and consolidated financial results for Silicon Mountain Holdings, Inc. can be found in a Form 8-K filed with the SEC on September 4, 2007, and additional information can be found in the Definitive Joint Proxy Statement filed with the SEC by Z-Axis Corporation on July 24, 2007.
"We are extremely pleased to join with the former stockholders of Z-Axis Corporation to pursue the growth of Silicon Mountain Holdings, Inc., stated Tré Cates, Chief Executive Officer of Silicon Mountain Holdings, Inc."
Immediately prior to the acquisition, the Company implemented a one-for-nine reverse stock split of its outstanding common stock, which resulted in its outstanding common stock being reduced from 3,825,000 shares to 425,000 shares. The reverse split means that for each nine shares that a stockholder owned prior to the reverse split, the stockholder now owns one share of common stock.
In connection with the closing of the acquisition, the Company sold all of its existing assets, together with responsibility for all its existing liabilities, to an LLC which was then acquired by three individuals, two of whom were the chief executive officer and president, respectively, of Z-Axis Corporation prior to the acquisition of Silicon Mountain Holdings, and both of whom were directors of Z-Axis Corporation at that time as well. The purchase price of $300,000 was paid in the form of $60,000 cash, a promissory note for $150,000, and 33,457 shares of the Company’s common stock.

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This release may contain forward-looking statements regarding the future and expected performance of Silicon Mountain Holdings, Inc. based on assumptions that the Company believes are reasonable. No assurances can be given that these statements will prove to be accurate. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, reduced customer demand, higher costs for components, labor, and other aspects of manufacturing, assembling and/or marketing, increased competition, and other risk factors described in the Company’s Joint Definitive Proxy Statement, Form 8-K, and other reports filed with the Securities and Exchange Commission. Silicon Mountain Holdings, Inc. undertakes no obligation to publicly update these forward-looking statements, whether as result of new information, future events or otherwise.